                                   EXHIBIT 2.5

                                 FIRST AMENDMENT

                                       TO

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         THIS AMENDMENT, which is effective immediately upon execution by all parties, is made as of the 28th day of April, 2000, by and between Futech Interactive Products, Inc., an Arizona corporation ("Seller"), and Janex International, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S:

         A. The parties identified above entered into an Agreement for Purchase and Sale of Assets, Dated February 25, 2000 (the "Sale Agreement"). Capitalized terms used in this Amendment shall have the same meanings given those terms in the Sale Agreement.

         B. The parties desire to amend the Sale Agreement on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   T E R M S:

         1. Section 2.1.1 of the Sale Agreement is hereby deleted in its entirety.

         2. Section 2.1.2 of the Sale Agreement is hereby deleted in its entirety and replaced with the following:

                           2.1.2 Sixteen Million (16,000,000) shares of Buyer's
                  common stock. Buyer will use its best efforts to register said shares under the Securities Act within 150 days after the Closing. If a Registration Statement is not effective within 150 days after the Closing, then for each 30 day period thereafter during which the Registration Statement is not effective, Buyer will issue Seller an additional 10,000 shares of Buyer's common stock. Seller will not sell during any 3 month period more than the greater of: (i) 5% of Buyer's outstanding common stock, and (ii) 200% of the average weekly reported trading volume during the 4 weeks preceding the sale.

                  Notwithstanding the foregoing, if the publicly traded price of Buyer's common tock is not at least $1.00 per share on the date of the Closing, and said stock does not reach said price (adjusted as necessary to take into account transactions such as stock splits) within twenty-four (24) months thereafter, then Buyer shall issue additional shares of Buyer's common stock to Seller, as soon as is practicable after the date which is twenty-four (24) months after the date of Closing, and the number of shares to be so issued shall be calculated as follows: divide (x) the difference between (i) $16,000,000.00 and (ii) the highest publicly traded closing price of Buyer's common stock during the 24 month period from the Closing through the date which is 24 months thereafter, times the 16,000,000 shares of stock issued pursuant to this Section (including the value of all splits and other rights relating thereto), by (y) the publicly traded closing price on the date which is 24 months after the date of the Closing.

                  Notwithstanding the foregoing, Five Million (5,000,000) shares of Buyer's stock to be issued to Seller as called for above shall be held by Buyer and not issued to Seller until two (2) years after the Closing. Buyer may deduct from the number of shares to be issued one share for each $1.00 of liability (including interest thereon) owing from Seller to Buyer at any time prior to the expiration of said two (2) year period (unless said debt is paid in some other manner), and said liability shall be reduced and deemed paid at the rate of $1.00 per share of stock so deducted from the number of shares to be issued. The liabilities for which said deductions may be made include any and all liabilities of any kind, including but not limited to liabilities for indemnification as called for in this Agreement.

                  Seller agrees, and will confirm said agreement by executing one or more documents so confirming, in form and with content acceptable to Buyer, that: (A) the stock to be issued under this Agreement will be a restricted security, issued pursuant to one or more exemptions to the registration requirements of the Securities Act; (B) Buyer's obligation to issue the stock is subject to Buyer determining to Buyers' satisfaction that these transactions are in compliance with the Securities Act and all other applicable federal and state laws; and (C) Seller will execute such documents as are necessary and/or appropriate to insure compliance with applicable federal and state laws. Buyer obtaining documentation as to the foregoing shall be a condition to the obligation of Buyer to close the Transaction, or to issue the stock.

         3. Section 2.2 of the Sale Agreement is hereby deleted in its entirety.

         4. Section 3.1.1 of the Sale Agreement is hereby deleted in its entirety and replaced with the following:

                           3.1.1 Seller's obligations under the contracts
                  identified on EXHIBIT 3.1.1-1 attached hereto (said assumptions shall include only obligations arising after and relating to the time period after the Closing).

EXHIBIT 3.1.1-2 is no longer part of the Sale Agreement. There are no liabilities of Seller which Buyer is assuming other than as called for on
EXHIBIT 3.1.1-1 or in new Section 3.1.2 appearing below.

         5. A new Section 3.1.2 is hereby added to Section 3 of the Sale Agreement, as follows:

                  3.1.2 Seller's obligations to U.S. Bank, not to exceed in the aggregate however the sum of $10,000,000.00. As part of the consideration for this transaction and for Buyer assuming the
                  U. S. Bank debt, the open account debt owing by Buyer to Seller as of the Closing (in the approximate amount of $1,645,000.00) will as of the Closing, without additional documentation or consideration being required, be and be deemed for all purposes to be fully paid and forever discharged.

         6. The following is hereby added at the end of Section 3.3 of the Sale
Agreement:

                  The parties understand and agree that Buyer has no obligation to pay any debt of Seller, other than as expressly called for in Sections 3.1.1 and 3.1.2 of this Agreement.

         7. New Sections 5.12 and 5.13 are hereby added to Section 5 of the Sale Agreement, as follows:

5.12     Approval of the Transaction by all of Buyer's creditors; and

                  5.13 Approval by the shareholders of Buyer of an amendment to Buyer's governing documents authorizing an increase in the authorized number of shares of stock of Buyer to 125,000,000.

         8. The date in Section 6 of the Sale Agreement is hereby changed to August 30, 2000.

         9. Except as expressly called for in this Amendment, the Sale Agreement continues unmodified and in full force and effect.

         10. This Amendment may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Amendment, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals.

         DATED the date first hereinabove written.

             SELLER:  Futech Interactive Products, Inc., an Arizona corporation

                      By /S/ VINCENT W. GOETT
                         --------------------------------
                      Vincent W. Goett, President

             BUYER:  Janex International, Inc., a Delaware corporation

                     By /S/ VINCENT W. GOETT
                         --------------------------------
                     Vincent W. Goett, President

                                    AGREEMENT

                                       FOR

                                PURCHASE AND SALE

                                       OF

                                     ASSETS

         THIS AGREEMENT is made as of the 25th day of February, 2000, by and between Futech Interactive Products, Inc., an Arizona corporation ("SELLER"), and Janex International, Inc., a Colorado corporation ("BUYER").

                                R E C I T A L S:

         A. Seller owns and operates a business (the "BUSINESS") which, among other things, owns and licenses to third parties certain intellectual property rights and manufactures, markets, distributes and sells toys, games, books, stationery and other products under the tradename "Futech Interactive Products."

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and the assets of the Business, all in accordance with the terms and conditions set forth below (the "TRANSACTION").

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   T E R M S:

1. PURCHASE AND SALE. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following (collectively the "ASSETS") (the assets identified on EXHIBIT 1 attached hereto (the "EXCLUDED ASSETS") are not included in the assets sold pursuant to this Agreement).

                  1.1 All furniture, fixtures, vehicles, machinery and equipment used in connection with the operation of the Business (other than that leased under the Equipment Leases (defined below)), including but not limited to the assets identified on EXHIBIT 1.1 attached hereto (all of the foregoing are collectively referred to below as the "FIXED ASSETS").

                  1.2 All notes receivable, accounts receivable, prepaid items, supplies and all other property currently used by Seller in connection with the operation of the Business.

                  1.3 All finished and unfinished goods, work-in-process, inventories, and materials of Seller.

                  1.4 All of Seller's interest in the leases identified on
EXHIBIT 1.4 attached  hereto (the "EQUIPMENT LEASES.")

                  1.5 All rights to the trade names "Futech Interactive Products" and any and all other trade names used by Seller in connection with the Business, along with any and all trademarks, service marks, logos and designs relating hereto, including all internet domain names used in the Business. As soon as practicable after the Closing, Seller will change its corporate name to eliminate the use of any of the names transferred to Buyer.

                  1.6 Any and all deposits associated with the operation of the Business, including but not limited to all deposits on leases, insurance contracts transferred to Buyer, utility deposits and license deposits.

                  1.7 All of Seller's books and records (or copies thereof), computer programs, software, drawings, financial and tax information (or copies thereof), and all customer and vendor files.

                  1.8 All contracts and other accounts which remain unperformed as of the Closing.

                  1.9 All other contracts, licenses, accounts and other general intangibles currently held by Seller.

                  1.10 All patents, copyrights, trade secrets, customer and supplier lists, promotional materials, and other intangible rights used in connection with the operation of the Business, including but not limited to those described on EXHIBIT 1.10 attached hereto.

                  1.11 The phone numbers and all phone and other advertising associated with the Business.

                  1.12 All warranties and all warranty claims of Seller.

                  1.13 All assets of the Business, including but not limited to those identified on EXHIBIT 1.13 attached hereto.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

                  2.1 The purchase price for the Assets shall, subject to adjustments as described below, be and be payable as follows:

                           2.1.1 Thirteen Million Four Hundred Thousand Six
                  Hundred Dollars ($13,400,600.00), payable with interest on the outstanding balance calculated at the rate of six percent (6%) per annum, from the Closing until paid in full, with principal and interest being payable in full on the date which is eighteen (18) months after the Closing. This Agreement shall at the Closing and without further act being required, act as a security agreement wherein Buyer grants Seller a security interest in the Assets as collateral for payment of said amount. Buyer will provide Seller at the Closing with an executed UCC-1 Financing Statement evidencing said lien. Seller will subordinate the debt described in this Section
                  2.1.1 to one or more liens securing new or replacement asset financing of Buyer, created after the Closing. If Buyer consummates a public offering or a private offering before the debt described in this Section
                  2.1.1 is paid in full, then Seller may at its election participate in the offering by converting its debt then owed under this Section 2.1.1 into equity, at a conversion rate based on 100% of the value of the stock acquired in the conversion.

                           2.1.2 Seven Million Six Hundred Twenty-Four Thousand
                  (7,624,000) shares of Janex Stock (defined below), which will be stock newly issued at the Closing (additional to shares currently issued), and will be issued at the Closing to Seller.

                  The term "JANEX STOCK" as used herein means the publicly traded common stock of Buyer, subject to all terms and restrictions relating thereto.

                  2.2 The amount described in Section 2.1.1 above shall be paid as follows:

                           (a) At the Closing, Seller will provide Buyer with a
                  certified affidavit listing all of Seller's creditors and the balances owing to the creditors (all creditors shall be listed, including any with disputed claims). To the extent of the cash payable under Section 2.1.1, at the Closing Buyer shall pay the creditors on said list the amounts owing as shown on said list, except for the following: (i) debts assumed by Buyer under Section 3 below need not be paid at the Closing; (ii) amounts owing on disputed claims will be paid by Buyer to Thomas R. Lofy ("HOLDER") to be held by Holder in escrow in Holder's Bar Trust Account for the benefit of Buyer and Seller until Buyer and Seller agree as to the amounts to be paid to the creditors or until a Court orders distribution of the amounts so held.

                           Holder shall deposit the amount received under this
                  Section into an interest bearing account. Interest earned in the account will be applied in the same manner as principal is applied as called for in this Section.

                           Holder shall be relived of all responsibility for
                  funds held upon surrendering them or tendering surrender of them pursuant to this Agreement. The parties hereby authorize Holder, in the event any demand is made upon Holder concerning this Agreement, at Holder's election, to hold the money and any documents deposited with Holder until an action shall be brought in a Court of competent jurisdiction to determine the rights of the parties, or to interplead the parties by an action brought in any Court. Deposit by Holder of all of said funds and documents, after deducting therefrom Holder's charges and expenses and attorneys' fees incurred in connection with any such Court action or incurred in connection with Holder's duties hereunder, shall relieve Holder from all further liability and responsibility in connection therewith.

                           Seller and Buyer agree to indemnify and defend and
                  hold Holder harmless against all claims, demands or damages, including attorneys' fees, expenses, and liabilities that Holder may incur or sustain in connection with this Agreement or any court action arising therefrom, and will pay the same upon demand. If not paid upon demand, such amounts shall accrue interest at the rate of 12% per annum until paid in full.

                           Solely at Holder's election, Holder may resign as
                  Holder by sending written notice thereof to the parties to this Agreement. The resignation shall be effective ten (10) days after the notice is deposited into the United States mail, or such other date as selected by Holder. All documents and monies held by Holder after such resignation shall be returned to the proper parties or held by Holder at Holder's discretion until the parties shall have named a successor Holder.

                           (b) The remainder shall be paid in full in cash
                  equivalent at the Closing, in accordance with the Schedule of Sources and Uses of Funds attached hereto as EXHIBIT 2.2.

                  2.3 The purchase price shall be allocated in accordance with
         EXHIBIT 2.3 attached hereto.

                  2.4 The purchase price includes assumption of liabilities as set out in Section 3 below.

3. LIABILITIES.

                  3.1 Buyer at the Closing will assume only the following of Seller's obligations (the assumed obligations being referred to in this Agreement as the "ASSUMED LIABILITIES"):

                           3.1.1 Seller's obligations under the contracts
                  identified on EXHIBIT 3.1.1-1 attached hereto and Seller's obligations under the other liabilities which are identified on EXHIBIT 3.1.1-2 attached hereto (unless otherwise designated on EXHIBIT 3.1.1-1 or EXHIBIT 3.1.1-2, said assumptions shall include only obligations arising after and relating to the time period after the Closing).

                  3.2 All liabilities of Seller other than those identified in
         Section 3.1 above shall be and remain the obligations of Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any and all such liabilities. Without limiting the generality of the foregoing, it is expressly understood and agreed that Buyer is not assuming any tort liability, any environmental liability, any contractual liability for contracts not disclosed to and agreed upon by Buyer, or any liability to or for employees or employee benefits. The indemnities set forth in this Section shall survive the Closing.

                  3.3 Buyer may offset against the purchase price any and all liabilities associated with the Business which are not expressly assumed by Buyer but which Buyer pays.

                  3.4 The following expenses of the Business will be prorated to the close of escrow: utilities and phone expenses, advertising expense, insurance premiums on any insurance transferred to Buyer, personal property taxes, and other normal operating expenses of the Business. If any of said expense allocations or credits cannot be determined by the parties at the Closing, then the parties will calculate the prorations and credits as soon as practicable thereafter and pay each other any amounts owing as a result thereafter within five (5) days after the determination is made.

                  3.5 Seller will, to the extent requested by Buyer, deliver to Buyer prior to the Closing, estoppel letters or certificates, in form acceptable to Buyer, from the lessors under the Equipment Leases.

                  3.6 Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, claims, expenses and other costs arising from Seller's operations of the Business prior to the Closing, except as expressly assumed by Buyer pursuant to this
         Section 3. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all liabilities, claims, expenses or other costs arising from Buyer's operations of the Business from and after the Closing. The indemnities set forth in this Section shall survive the Closing.

4. INTERIM EVENTS. Seller agrees that Seller will take no action prior to the Closing, other than in the ordinary course of Business, which would or might have a material adverse effect upon the financial condition of Seller, and no benefits will be paid or incurred to shareholders, officers, or directors of Seller between the date hereof and the Closing, other than as is consistent with past activities and practices. Seller will use Seller's best efforts to preserve for Buyer the present relationships of Seller with Seller's employees, customers and others having business relations with Seller.

5. CONDITIONS TO CLOSING. Buyer's obligation to close the Transaction shall be conditioned upon (each of the conditions may be waived by Buyer in writing only):

                  5.1 Buyer obtaining from the lessors of the Equipment Leases their consents to the transfer of those leases to Buyer on terms acceptable to Buyer;

                  5.2 Buyer having obtained, or having obtained the appropriate consents or approvals to the assignment of, all permits, licenses and contracts necessary to continue the operations of the Business;

                  5.3 Seller having maintained the Assets in the same condition as of the date of this Agreement (subject to ordinary wear and tear only);

                  5.4 Seller having conducted the Business diligently and substantially in the same manner as prior to the execution of this Agreement and not having entered into any contract, commitment or transaction not in the usual and ordinary course of business;

                  5.5 The operations of the Business not having changed in a material and adverse manner between the date of this Agreement and the date of Closing;

                  5.6 There being no governmental investigations or suits pending or threatened with respect to the operations of the Business, except as may otherwise be agreed to in writing by Buyer;

                  5.7 Approval for the Transaction by the Board of Directors and the shareholders of Buyer;

                  5.8 Buyer's approval of an appraisal of Seller's intellectual property rights, with Seller to obtain and pay the costs of that appraisal;

                  5.9 Buyer's approval of Seller's most recent Financial Statements prior to the Closing;

                  5.10 Buyer obtaining for use by Buyer, based solely upon the strength of the assets of the Business, revolving credit lines and other debt instruments satisfactory to Buyer; and

                  5.11 Buyer obtaining from the lenders under the debts to be assumed by Buyer under this Agreement their consents to the transfer of those debts to Buyer on terms acceptable to Buyer.

         Seller's obligation to close the Transaction shall be conditioned upon Seller obtaining, by _____________, 2000, approval of the Transaction from Seller's shareholders and Seller's lenders.

6. CLOSING. The closing of the Transaction (the "Closing") shall occur on April 1, 2000 at 10:00 a.m. M.S.T. at the Business. The Transaction shall be consummated without the use of an independent escrow company.

7. RESTRICTIVE COVENANTS.

                  (a) Seller agree not to, without the prior written consent of Buyer, which consent may be withheld for any or no reason, for a period of 3 years following the Closing, directly or indirectly, own, manage, operate, control, be employed by, participate in, render services to, make loans to, or be connected in any manner with the ownership, management, operation, or control of any business located within the United States of America, in any business competitive with the Business (which shall be deemed to include all business operations, publishing, manufacturing, and/or distributing books, toys or games, or electronic or other parts or components thereof).

                           In the event of any actual or threatened breach of the provisions of this Section, Buyer shall be entitled to an injunction restraining the actual or threatened breach. The parties further agree that should there be a violation of the provisions of this Section, the violating party shall be liable to Buyer for, in addition to amounts pursuant to other remedies available against that party, two (2) times the greater of the amount of profit earned by the violating party as a result of the violation and the amount of profit which would have been earned by Buyer from the activities causing the violation had Buyer conducted said activities, plus interest on said greater amount calculated at eighteen percent (18%) per annum from the date of the violating activities until paid, as liquidated damages for only Buyer's loss of potential profits. Nothing in this paragraph shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including pursuing a recovery for damages.

                  (b) Seller shall not at any time, without the prior written consent of Buyer, which consent may be withheld for any or no reason, disclose, in any fashion other than as required in the day to day affairs of Buyer, to any person or entity: (i) the names of customers of Buyer or the Business, or the names of other persons or entities having business dealings with Buyer or the Business, or (ii) any of the business methods or confidential information of Buyer or the Business, including but not limited to its customer lists, prospective customers, customers purchasing habits, customer contact personnel, marketing and servicing techniques, financial matters, sales and marketing systems and methods, marketing development and business expansion plans and projections, personnel training and development programs, customer and supplier relationships, and trade secrets.

                  (c) Seller shall not, at any time within two (2) years after the Closing, without the prior written consent of Buyer, which consent may be withheld for any reason or no reason, directly or indirectly induce, encourage or solicit or assist any person who was or is employed (whether as an employee or as an independent contractor) by the Business during the two years preceding the Closing, to leave the employ of the Business.

                  (d) The parties acknowledge and agree that the restrictions contained herein, including but not limited to the time period and geographical area restrictions, are fair and reasonable and necessary for the successful operation of the Business, that violation of any of them would cause irreparable injury, and that the restrictions contained herein are not unreasonably restrictive of any party's ability to earn a living. If the scope of any restriction in this
         Section is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and all parties hereto consent and agree that such scope shall be modified judicially or by arbitration in any proceeding brought to enforce such restriction. The parties hereto acknowledge and agree that remedies at law for any breach or violation of the provisions of this Section would alone be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in connection with such violations, without the necessity of proof of actual damage, and such remedies shall be in addition to other remedies and rights the parties may have at law or in equity. The parties agree that no party shall be required to give notice or post any bond in connection with applying for or obtaining any such injunctive relief.

                  (e) The parties acknowledge and agree that the covenants in this Section shall be construed as an agreement independent of any other provision of this Agreement, so that the existence of any claim or cause of action by Seller against Buyer, whether predicated on this Section or otherwise, shall not constitute a defense to the enforcement of this Section.

8. DUE DILIGENCE INVESTIGATION. Buyer shall have until the Closing (the
"Due Diligence Period") in which to conduct any due diligence investigations, including UCC-1 searches, which Buyer may deem necessary or appropriate to ascertain the financial viability and value of the Business. Throughout the Due Diligence Period, Buyer (and its agents) shall have the right to inspect: (i) all books, records and computer systems maintained by Seller, in order to authenticate and audit all financial information provided to Buyer, (ii) all equipment and machinery used in the Business to verify that it is in an acceptable state of repair, (iii) all agreements to which Seller is a party, and
(iv) all facilities and physical operations of Seller, including facilities warehousing inventory. Seller shall provide access to Seller's federal and state income tax returns, sales tax returns, financial statements (internal and those issued to third parties), personal property tax returns, and all other governmental filings, for the three previous years, for the purpose of conducting due diligence investigations. Buyer may, in Buyer's sole discretion, terminate this Agreement at any time prior to the Closing for any reason deemed appropriate by Buyer.

         Buyer and its representatives will further have the authority to communicate with Seller's creditors, debtors, suppliers, agents and employees. Seller agrees to aid Buyer and its representatives in Buyer's investigations and evaluations of the Business and the Assets, and to provide whatever information and documents Buyer reasonably deems necessary or appropriate to the making of an informed decision regarding the Transaction.

9. ACCESS TO CUSTOMER FILES AND OTHER RECORDS. For a period of three (3) years following the Closing, where there is a legitimate purpose not injurious to Buyer, or if there is an audit by any taxing authority, other governmental inquiry, or litigation or prospective litigation, to which Seller is or may become a party, then Seller shall be granted access, at reasonable times and after reasonable notice, to all customer files and other records transferred to Buyer pursuant to this Agreement.

10. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants as follows, as of the date hereof and as of the date of the Closing:

                  10.1 AUTHORITY. As of the date of execution of this Agreement, Seller has the power and authority to enter into and perform its obligations under this Agreement, the Board of Directors of Seller has recommended and resolved that the Transaction is to move forward subject to shareholder approval, and the Board of Directors of Seller have authorized and ratified the execution and delivery of this Agreement. As of the Closing, all of the foregoing are true, and the shareholders of Seller have approved the Transaction, and the Board of Directors of Seller has approved of the documents herein required to consummate the Transaction.

                  10.2 FINANCIAL INFORMATION. Seller has furnished Buyer with true, correct and complete copies of Seller's financial statements and other books and records relating to the operation of the Business, which statements fairly present the financial condition of the Business as of their respective dates.

                  10.3 TAXES. All federal and state income, excise, franchise, payroll, property, sales, and other tax returns required to be filed by or with respect to the Business (except returns not yet due) have been filed, are complete and accurately reflect in all material respects all matters therein required to be reflected, and all taxes shown on such returns to be due, and any assessments received by Seller with respect thereto, have been paid in full. Seller shall pay all such future taxes relating to periods prior to the Closing, when and as the same shall become due and payable. Seller shall provide Buyer with such certificates and other evidence of payment of all taxes due in connection with the Assets and the Business as Buyer shall request.

                  10.4 MATERIAL CHANGES. From the date of the most recent financial statements provided by Seller to Buyer, and through the day hereof, and through the date of Closing, the Business has been conducted only in the ordinary course, there have been no material adverse changes in the financial condition or operations of the Business, and there has been no damage, destruction or other occurrence (whether or not insured against) which materially adversely affects the financial condition or operations of the Business.

                  10.5 LIENS. All property to be transferred by Seller to Buyer pursuant to this Agreement is, at the time of this Agreement, or will be at the Closing, free and clear of any and all liens and encumbrances.

                  10.6 LITIGATION. To the knowledge of Seller or Shareholder, there is no litigation, proceeding, or investigation pending against Seller or the Business, and Seller has no reasonable grounds to know any basis for such litigation, proceeding or investigation.

                  10.7 LICENSES. Seller has any and all licenses, permits, and contracts necessary and/or appropriate to operate the Business in the manner in which the Business is currently operated.

                  10.8 HAZARDOUS MATERIALS. The Business has not dealt in any manner with any hazardous or toxic materials or waste.

                  10.9 COMPLETE DISCLOSURE. Seller has disclosed to Buyer all facts and papers which would or might be important to Buyer in making the decision to purchase the Business as called for in this Agreement.

                  10.10 JUDGMENTS AGAINST SELLER AND/OR BUSINESS. Neither Seller nor the Business is under any governmental investigation, no such investigation has been threatened, and there are no judgments against Seller, the Business or the Assets.

                  10.11 COMPLETE SALE. The assets to be transferred under this Agreement are all of the assets used by Seller in the operation of the Business, other than the Excluded Assets.

                  10.12 ASSETS IN GOOD CONDITION. Each of the Assets which is a tangible asset is and will be at the Closing in good working order and condition.

                  10.13 DISCLOSURE MATERIALS. The financial condition of the Business is at least as favorable as presented in the financial information, including tax returns and financial statements, and books and records provided by Seller to Buyer. Those materials and the other materials disclosed to Buyer are true, complete and accurate in all respects, and fairly represent the information they purport to provide. All the information disclosed, as a whole, does not contain any statement that, as of the date hereof, or as of the Closing, is false or misleading, and does not omit to state any material fact (i) necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading, or (ii) necessary to provide Buyer with complete and accurate information as to the assets and financial standing of the Business.

                  10.14 DEFAULTS. There are no defaults or events with which the giving of notice or the passage of time would constitute defaults under any document under which Seller is obligated, including but not limited to the Equipment Leases.

                  10.15 BULK SALES PROVISIONS. Seller shall indemnify and hold Buyer harmless from any liability resulting from any failure to comply with any applicable Bulk Sales provisions with respect to any and all liabilities of Seller.

                  10.16 VENDOR ACCOUNTS. Seller will use Seller's best efforts to cause a transfer to Buyer of all of Seller's supplier and other vendor accounts without adverse changes in the account terms.

                  10.17 OUTSTANDING LIABILITIES. There are no liabilities of Seller other than as are shown on the most recent financial statement, other than liabilities arising in the normal course of business out of purchases and sales of goods. There are no liabilities relating to the Business which are more than _______ (__) days past due.

                  10.18 INVENTORY. Seller's inventory is useable and in good condition, with not more than 1% thereof being obsolete, and all of the inventory is owned by Seller, none of it being held by Seller on consignment.

                  10.19 LOSSES. There are no unrealized or anticipated losses on any commitment or contract of Seller.

                  10.20 PATENTS. There is no litigation pending or threatened with respect to the patents of Seller, there is no outstanding order, judgment, decree or stipulation affecting the validity or enforceability of said patents, there exits no outstanding notices of infringement given by Seller regarding the patents, there are no pending interferences or other contested proceedings pending, or that are in the process of being instituted, in the United States Patent Office or in the courts, relating to said patents, and, to the best knowledge of Seller, none of Seller's patents are being presently infringed.

                  10.21 RECEIVABLES. All accounts receivable arose in the regular course of business, and, to the best knowledge to Seller, are collectable and subject to no defenses or counterclaims.

The representations and warranties in this Section shall survive the Closing of the Transaction.

11. SELLER'S CORPORATE NAME. At the Closing, Seller will deliver to Buyer appropriate executed originals of an Amendment to Seller's Articles of Incorporation changing Seller's corporate name to a name which does not contain the words "Futech Interactive Products" and is not a deceptively similar name. Such executed documents shall be in the number and in such form as are acceptable for filing with the Arizona Corporation Commission, and shall be accompanied by Seller's check in the appropriate amount necessary for filing and publishing said documents.

12. BULK SALE PROVISIONS. At Buyer's option, the parties will comply with any and all bulk sale laws applicable to the Transaction. Seller warrants and covenants to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of any non-compliance with applicable bulk sales laws to the extent that such liabilities are not specifically assumed by Buyer under this Agreement.

13. EXPENSES. Each party shall bear its own expenses in completing the Transaction. "Expenses" shall mean any expense of any nature incurred in connection with the Transaction, including without limitation attorneys' fees, accounting fees, filing fees and other costs.

14. BROKERAGE COMMISSIONS. Seller shall be solely responsible for the payment of any and all brokerage fees or commissions in connection with the Transaction and shall indemnify and hold harmless Buyer from and against any liabilities or claims incurred in connection with such fees or commissions.

15. GOVERNING LAW; JURISDICTION. The courts of the State of Arizona shall have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be only in either Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts.

16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon andinure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, but may not be assigned by Seller.

17. ENTIRE AGREEMENT. Except as otherwise set forth herein, this Agreement constitutes the entire agreement between the parties which respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto.

18. FURTHER ASSURANCES. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as any party may reasonably require to consummate, evidence, or confirm any agreement contained herein in the manner contemplated hereby.

19. MODIFICATION. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

20. SEVERABILITY. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

21. COUNTERPARTS, FACSIMILE SIGNATURES. This Agreement may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were original signatures.

22. ATTORNEY'S FEES. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement, or of any provision hereof, or for a declaration of rights hereunder, the prevailing party(s) of such action or proceeding shall be entitled to receive from the other involved party or parties all costs and expenses, including reasonable attorneys' fees and expert witness fees incurred by the prevailing party(s) in connection with such action or proceeding.

23. NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, in the United States Mail, postage pre-paid, addressed as follows:

              If to Seller:   Futech Interactive Products, Inc.
                              2999 North 44th Street, Suite 225
                              Phoenix, Arizona 85018

              If to Buyer:    Janex International, Inc.
                              2999 North 44th Street, Suite 225
                              Phoenix, Arizona 85018

or at such other address as a person may from time to time designate by Notice hereunder. Notice shall be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

24. PARAGRAPH TITLES AND HEADINGS. The titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

25. PUBLICITY. Seller and Buyer agree that no public release or announcement concerning the Transaction shall be issued by any party prior to the Closing without the prior consent (which consent shall not be unreasonably held) of the other party, except: (i) any document utilized in connection with Buyer's financing for the Transaction; and (ii) as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Buyer shall have the sole right to determine what, if any, public announcement shall be made after the Closing; provided, however, that Buyer will prior to the release of its initial public announcement, deliver a copy thereof to Seller for Seller's review and comment.

26. MISCELLANEOUS. The parties agree that each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendments or exhibits hereto. In the event of default by Seller hereunder, Buyer shall, in addition to its other remedies under this Agreement and in law or equity, be entitled to specific performance of Seller's obligations under this Agreement. The parties do not intend to confer any benefit upon any person, firm, or corporation other than the parties hereto. No representation or warranty herein may be relied upon by any person not a party to this Agreement. The Exhibits attached hereto are incorporated into and are part of this Agreement. The parties agree that the Assets and the Business as a going concern constitute unique property, that there is no adequate remedy at law for the damage which might be sustained for the failure of a party to this Agreement to consummate the Transaction, and, accordingly, that each party hereto shall be entitled to the remedy of specific performance to enforce such consummation. The parties agree that time is of the essence of each and every provision of this Agreement.

         DATED the date first hereinabove written.

             SELLER:   Futech Interactive Products, Inc., an Arizona corporation

                       By /S/ VINCENT W. GOETT
                          ------------------------------------
                          Vincent W. Goett, President



             BUYER:    Janex International, Inc., a Colorado corporation

                       By /S/ VINCENT W. GOETT
                          ------------------------------------
                          Vincent W. Goett, President

                                LIST OF EXHIBITS:

Excluded Assets                                               1
List of Specific Furniture, Fixtures and Equipment            1.1
Assumed Leases                                                1.4
List of Specifically Included Intellectual Property Rights    1.10
List of Specifically Listed Other Assets                      1.13
Schedule of Sources and Uses of Funds                         2.2
Purchase Price Allocation                                     2.3
Assumed Contracts                                             3.1.1-1
Other Assumed Liabilities                                     3.1.1-2

                                    EXHIBIT 1

                                (EXCLUDED ASSETS)

                                       N/A



                                       19                 Exhibit 1, Page 1 of 1

                                   EXHIBIT 1.1

              (LIST OF SPECIFIC FURNITURE, FIXTURES AND EQUIPMENT)



                                       20               Exhibit 1.1, Page 1 of 1

                                   EXHIBIT 1.4

                                (ASSUMED LEASES)

      STONERIDGE OF PEWAUKEE, L.L.C. AND FUTECH INTERACTIVE PRODUCTS, INC.
                           N16 W23390 STONERIDGE DRIVE
                                WAUKESHA WI 53188


                                 (SEE ATTACHED)



                                       21               Exhibit 1.4, Page 1 of 1

                                  EXHIBIT 1.10

          (LIST OF SPECIFICALLY INCLUDED INTELLECTUAL PROPERTY RIGHTS)

                                 (SEE ATTACHED)



                                       22              Exhibit 1.10, Page 1 of 1

                                  EXHIBIT 1.13

                   (LIST OF SPECIFICALLY LISTED OTHER ASSETS)

1. Any real estate leases to which Seller is a party, and any leasehold improvements affixed to the real estate and not subject to removal by Seller.

2. Any contracts with third parties to which Seller is a party, other than those identified on EXHIBIT "3.1.1-1" attached hereto.

3. Seller's cash.



                                       23              Exhibit 1.13, Page 1 of 1

                                   EXHIBIT 2.2

                     (SCHEDULE OF SOURCES OF USES OF FUNDS)

                                 (SEE ATTACHED)



                                       24               Exhibit 2.2, Page 1 of 1

                                   EXHIBIT 2.3

                           (PURCHASE PRICE ALLOCATION)

   Furniture, fixtures and equipment                               Note #1

   Inventory                                                       $_________

   Accounts Receivable                                             Note #2

   Goodwill                                                        The Balance

  Note 1:  ____________________.

  Note 2: The net face amount of the accounts receivable acquired, as of the Closing.



                                       25               Exhibit 2.3, Page 1 of 1

                                 EXHIBIT 3.1.1-1

                               (ASSUMED CONTRACTS)

                                 (SEE ATTACHED)



                                       26           Exhibit 3.1.1-1, Page 1 of 1

                                 EXHIBIT 3.1.1-2

                           (OTHER ASSUMED LIABILITIES)

                                       N/A




                                       27